Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 1st QUARTER SALES AND EARNINGS
Reduced Consumer Discretionary Spending and Increased Marketplace Promotional Activity Impacts Sales and Profits

GREENWICH, CT, USA, June 8, 2009: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the first quarter ended April 30, 2009 declined approximately 7% on a local currency basis, with reported sales down 14% to $214.7 million compared to $249.8 million for the prior year period.  International sales represented 42% of total sales in the first quarter compared to 41% in the prior year.

Operating Profit for the first quarter was $5.8 million this year versus $10.0 million last year, reflecting the impact of lower sales for each business segment and increased promotional spending to drive sales.  Net earnings attributable to Blyth, Inc. common shareholders for the quarter were $2.4 million compared to $1.2 million for the prior year. Last year’s first quarter included a pre-tax and after tax charge of $5.2 million associated with a non-recurring investment write-off.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Consumer spending during the first quarter was weak and was overwhelmingly value-driven as evidenced by sales trends in each of our North American businesses.  In Europe, however, our sales increased 7% in local currency as consumer spending continued to hold up better.”

Diluted Earnings Per Share for the first quarter were $0.27 compared to $0.13 a year earlier.  In the first quarter this year, the company recorded a non-cash adjustment of $0.04 per share for the accretion of redeemable noncontrolling interest related to the Company’s investment in ViSalus.

Included in last year’s results was a charge of $5.2 million (pre-tax and after tax), or $0.57 per share, in the first quarter related to the write-off of its investment in RedEnvelope.  Also included in last year’s first quarter were costs associated with the relocation of the Elkin, North Carolina distribution center into the manufacturing facility totaling $0.02 per share.  Excluding the aforementioned items, earnings per share would have been $0.31 this year and $0.71 last year.

The following paragraphs discuss first quarter profitability as compared to last year.  In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

In the Direct Selling segment, first quarter net sales declined 2% on a local currency basis with reported U.S. dollar sales down 12% to $148.5 million versus $168.7 million for the same period last year.  Reported sales declined in most major markets due to consumer reluctance to host and attend parties in the current global economic environment.  U.S. sales declined 10% and active independent sales Consultants now total over 25,000 in the U.S. versus over 28,000 in last year’s first quarter.

In PartyLite Canada, sales decreased 16% in local currency during the quarter, which translated into a decline of 32% in U.S. Dollars, with active independent sales Consultants totaling more than 5,000 this year versus over 6,000 last year.  PartyLite Europe’s sales increased 7% in local currencies during the quarter, which translated into a sales decline of 7% in U.S. Dollars.  PartyLite’s European active independent sales Consultants increased to over 30,000 in this year’s first quarter versus over 27,000 in last year’s first quarter.

First quarter operating profit in the Direct Selling segment was $13.8 million versus $19.8 million in the same period last year and was driven by lower sales and higher promotional activity.

In the Catalog & Internet segment, first quarter net sales decreased 12% to $32.4 million versus $36.7 million last year due to a planned circulation reduction for the Miles Kimball Company brands, as well as an overall soft sales environment.  First quarter operating loss in this segment was $1.8 million versus an operating loss of $4.0 million in the prior year.  This year’s loss includes income of $1.9 million for a non-cash adjustment related to the Miles Kimball Company pension plan termination.  The segment operating loss also reflects the segment’s seasonality.

In the Wholesale segment, first quarter net sales declined 24% to $33.8 million versus $44.5 million last year driven by lower sales of seasonal decorations, home décor products and foodservice products.  First quarter operating loss in the Wholesale segment was $6.2 million compared to last year’s operating loss of $5.9 million.  The increased loss was principally due to the impact of sharply lower sales partially offset by rigorous expense management.

During the first quarter, management began combining its wholesale seasonal and home décor businesses into a new company, Midwest-CBK.  The new company markets 3 leading brands: Seasons of Cannon Falls, CBK Styles and Colonial Candle.  Operations will be consolidated primarily into the Union City, Tennessee headquarters over the balance of the fiscal year, with certain marketing/sourcing remaining in Cannon Falls, Minnesota and manufacturing in Elkin, North Carolina.

The sum of the segment amounts may not equal that reported for the quarter for Blyth overall due to rounding.

Management noted that the Company repurchased $12.6 million during the first quarter of 7.90% Senior Notes due October 1, 2009.  As a result, only $24.7 million of the original $150 million remains outstanding as of April 30, 2009, which the Company expects to repay from internally-generated cash.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on June 9th at 1:00 pm EDT.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009.

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BLYTH, INC.
Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	Ended April 30,	Ended April 30,
	2009	2008

Net sales	$214,724	$249,848
Cost of goods sold	96,922	110,417
Gross profit	117,802	139,431
Selling	85,417	98,674
Administrative and other	26,599	30,796
	112,016	129,470
Operating profit	5,786	9,961

Other expense (income)
Interest expense	2,180	2,423
Interest income	(551)	(1,312)
Foreign exchange and other	(468)	3,681
	1,161	4,792

Earnings before income taxes	4,625	5,169
Income tax expense	2,201	3,980
Net earnings	2,424	1,189
Less: Net (loss) earnings attributable to the noncontrolling interests	(367)	29
Net earnings attributable to Blyth, Inc.	2,791	1,160
Less: Accretion of redeemable noncontrolling interest in excess of fair value	356	-
Net earnings attributable to Blyth, Inc. common shareholders	$2,435	$1,160

Basic:
Net earnings per common share	$0.27	$0.13
Weighted average number of shares outstanding	8,912	9,069

Diluted:
Net earnings per common share	$0.27	$0.13
Weighted average number of shares outstanding	8,925	9,152

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 30, 2009	April 30, 2008
Assets
Cash and Cash Equivalents	$143,668	$147,494
Short Term Investments	-	15,022
Accounts Receivable, Net	27,528	37,551
Inventories	122,854	140,939
Property, Plant & Equipment, Net	115,852	140,132
Other Assets	141,564	168,550
	$551,466	$649,688

Liabilities and Stockholders' Equity
Bank and Other Debt	$8,294	$9,213
Bond Debt	124,605	146,947
Other Liabilities	177,270	202,068
Equity	241,297	291,460
	$551,466	$649,688

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 30, 2009		April 30, 2008
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$2,791	$0.31	$6,487	$0.71

Non-GAAP Adjustments:

Write-off of RedEnvelope investment	-	-	(5,186)	(0.57)

BHI restructuring charges	-	-	(141)	(0.02)

Accretion of redeemable noncontrolling interest in excess of fair value	(356)	(0.04)	-	-

GAAP Net earnings attributable to Blyth, Inc. Common Shareholders	$2,435	$0.27	$1,160	$0.13

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.